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FORM 5                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
------                                            WASHINGTON, D.C. 20549                             -------------------------------
                                                                                                      OMB Number          3235-0362
|_| Check box if no                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Expires:     January 31, 2005
    longer subject                                                                                    Estimated average burden
    to Section 16.        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     hours per response........1.0
    Form 4 or Form 5           Section 17(a) of the Public Utility Holding Company Act of 1935       -------------------------------
    obligations may               or Section 30(h) of the Investment Company Act of 1940
    continue.  See
    Instruction 1(b)

|_| Form 3 Holdings Reported

|_| Form 4 Transactions Reported

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1.Name and Address of Reporting Person*  2.Issuer Name AND Ticker or Trading Symbol  6.Relationship of Reporting Person(s) to Issuer
                                                                                                   (Check all applicable)
  Bellows    Randall           F.          Ultimate Electronics, Inc. (ULTE)              X  Director             10% Owner
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 (Last)      (First)        (Middle)     3.IRS or Social Security  4.Statement for           Officer (give        Other (specify
                                           Number of Reporting       Month/Day/Year      --- title below)     ---         below)
                                           Person, if an entity
  c/o Ultimate Electronics, Inc.          (Voluntary)                February 1, 2003
  321 West 84th Avenue, Suite A                                                              ---------------------------
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                (Street)                                           5.If Amendment,    7.Individual or Joint/Group Filing
                                                                     Date of Original   (Check applicable line)
                                                                     (Month/Day/Year)     X  Form filed by One Reporting Person
  Thornton   Colorado         80260                                                      ---
-----------------------------------------                                                    Form filed by More than One
(City)       (State)          (Zip)                                                      --- Reporting Person
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security  2.Trans-  2A.Deemed    3.Transaction 4.Securities Acquired (A)      5.Amount of       6.Ownership  7.Nature of
  (Instr. 3)           action     Execu-      Code          or Disposed of (D)             Securities        Form:        Indirect
                       Date       tion Date   (Instr. 8)    (Instr. 3, 4 and 5)            Beneficially      Direct       Beneficial
                                  (if any)                -------------------------------  Owned at the      (D) or       Ownership
                       (Month/    (Month/                                                  End of Issuer's   Indirect     (Instr. 4)
                       Day/       Day/                        Amount  (A) or    Price      Fiscal Year       (I)
                       Year)      Year)                               (D)                 (Instr. 3 and 4)   (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).


                                                                                                                              (Over)
                                                                                                                    SEC 2270 (10-02)

FORM 5 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Conver-    3. Trans-   3A. Deemed   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount
   Security                sion or       action       Execu-      action       Derivative         cisable and     of Underlying
   (Instr. 3)              Exercise      Date         tion        Code         Securities         Expiration      Securities
                           Price of                   Date,       (Instr. 8)   Acquired (A) or    Date            (Instr. 3 and 4)
                           Deriv-        (Month/      if any                   Disposed of (D)    (Month/Day/
                           ative         Day/                                  (Instr. 3, 4,      Year)
                           Security      Year)        (Month/                  and 5)
                                                      Day/                  -------------------------------------------------------
                                                      Year)                                    Date     Expira-           Amount or
                                                                               (A)      (D)    Exer-    tion      Title   Number of
                                                                                               cisable  Date              Shares
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Non-Employee Director      $9.06       2/1/2003                     A         4,000            Note 1   2/1/2013  Common    4,000
Stock Option                                                                                                      Stock
(right to buy)
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FORM 5 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  8. Price         9. Number of         10. Ownership         11. Nature of
   Security                of               Derivative            of                    Indirect
   (Instr. 3)              Deriv-           Securities            Derivative            Beneficial
                           ative            Beneficially          Security:             Ownership
                           Security         Owned at End          Direct (D) or         (Instr. 4)
                           (Insr. 5)        of Year               Indirect (I)
                                            (Instr. 4)            (Instr. 4)
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Non-Employee Director                         4,000                   D
Stock Option
(right to buy)
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Explanation of Responses:  Note 1 - Option automatically granted pursuant to the Company's 2000 Equity
Incentive Plan.  Option vests and becomes exercisable on February 1, 2004.






                                                                                    /s/ JOHN BAUER-MARTINEZ                2/4/03
** Intentional misstatements or omissions of facts                                ------------------------------------   -----------
   constitute Federal Criminal Violations.                                           **John Bauer-Martinez                   Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                           on behalf of Randall F. Bellow

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB number.                                       Page 2


                                CONFIRMING STATEMENT

      This Statement confirms that the undersigned, RANDALL F. BELLOWS, has authorized and designated each of Alan E. Kessock, Randy Morgan and John Bauer-Martinez to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Ultimate Electronics, Inc. The authority of each of Alan E. Kessock, Randy Morgan and John Bauer-Martinez under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Ultimate Electronics, Inc., unless earlier revoked in writing. The undersigned acknowledges that of Alan E. Kessock, Randy Morgan and John Bauer-Martinez are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: August 26, 2002


                                          Signed:     /S/ RANDALL F. BELLOWS
                                                  ------------------------------

                                          Name:       RANDALL F. BELLOWS
                                                --------------------------------
                                                       (PLEASE PRINT)